EXHIBIT

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                               RETAINER AGREEMENT






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                                LEVINE & RAPFOGEL
                                Attorneys at Law
                                 621 CLOVE ROAD
                             STATEN ISLAND, NY 10310
Member, New York and                                   Telephone (718) 981-8485
  New Jersey Bars                                       Telefax (718) 447-1153

                                                      September 21, 1999

The Tirex Corporation
3828 St. Patrick
Montreal, PQ
Canada J4E 1A4
Attn: Terence C. Byrne,
       Chief Executive Officer

                             Re:   Retainer Agreement
Dear Sir:

         This letter will serve to confirm our engagement as special counsel to The Tirex Corporation (the "Company") with respect to certain matters which you have asked us to handle during and as part of the management and structural transition which the Company is currently undergoing. This letter will also confirm your agreement that work done by us in this capacity since July 1, 1999 to date will be subject to compensation under the terms of this retainer agreement.

         You have requested us, and we have agreed, to provide you with legal services relating to the organization, maintenance, and transfer to new corporate counsel of the books and records of the Company to the extent that they were within our purview and possession, to assist the Company's new corporate counsel, when historical or other clarification is required with respect to various corporate, SEC disclosure, and other legal matters, and to perform various other legal services, as we shall mutually agree. Our services will consist of: (a) rendering advice to the Company and to its corporate counsel; (b) the review of the Company's past and prospective activities and the files and records relating thereto; and (c) drafting documents including those required for the issuance, Form S-8 registration, and transfer of stock issued to us by way of compensation hereunder; and such other services as may be appropriate with respect to the scope of our legal representation. You will cooperate with us in these regards and we will be provided by you with such true and accurate information and documentation relating to the matters handled by us as we shall reasonably require and will be advised and informed from time to time by you as to all relevant developments and changes concerning, the progress of the Company's corporate, business and legal affairs. We shall report to Terence C. Byrne, your Chief Executive Officer from time to time as he shall require.


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         It is mutually  understood that this  engagement  applies solely to the above described  legal services and not to any legal services  relating to other
matters   including   without   limitation:   (a)  litigation,   arbitration  or
administrative or other proceedings; (b) other unrelated business or corporate activities; (c) the preparation of press releases or other public relations materials; (d) unusual or extraordinary matters which may arise out of the Company's business activities; or (e) the preparation of SEC disclosure documents and related matters, including, but not limited to the preparation of:
(i) private placement memoranda, (ii) registration statements (other than Form S-8 registrations of stock issued to us by way of compensation hereunder), or
(iii) annual, quarterly, or current reports.

         We have further agreed that our compensation for the services described above will be at the rate of $225 per hour, together with the amount of all expenses incurred in connection with such legal services, payable in monthly cycles, promptly when billed. In lieu of cash, payment will be made to us by way of the issuance of options ("Options") to purchase shares of the common stock of the Company at a price equal to fifty percent (50%) of the average of the high ask and low bid prices of such stock, as traded in the over-the-counter market and quoted in the OTC Electronic Bulletin Board, during the period when such fees were earned and such expenses were incurred. The exercise price of the Options will be paid by way of satisfaction of the legal fees and expenses billed to the Company. You have further agreed that all shares subject to such options shall be registered by the Company under registration statements on Forms S-8 prior to the exercise of the Options and that we shall have the right to prepare and file such Form S-8 registration statements on behalf of the Company, with all work done by us in connection therewith to be at our expense, and with the Company responsible only for the SEC filing fees and any fees paid to third parties for EDGAR electronic filing services.

         Any services rendered by us to you beyond the terms of our engagement will be done only pursuant to, and compensated at rates established by mutual agreements between us. We reserve the right to withdraw from this engagement failing your cooperating with us as provided above or failing your payment of our billings in a timely manner. Should we so withdraw, we shall be entitled to be compensated by you for our services rendered, calculated at the foregoing rate.
                                                     Yours very truly,

                                                     LEVINE AND RAPFOGEL


                                                     By/s/ Frances Katz Levine
                                                       -------------------------
                                                          Frances Katz Levine
ACCEPTED AND AGREED:
THE TIREX CORPORATION

By /s/ Terence C. Byrne
  ---------------------
  Terence C. Byrne, Chief Executive Officer


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